Exhibit 99.1

Wrap Technologies, Inc. Welcomes Kevin Mullins as New CEO – Spearheading Next-generation Public Safety Solutions for a Rapidly Evolving World

TEMPE, AZ, May 26, 2023 - Wrap Technologies (Nasdaq: WRAP), a global pioneer in public safety solutions, proudly announced the appointment of Kevin Mullins as Chief Executive Officer in April. That day Kevin Mullins highlighted the strategic measures implemented to enhance the agility and cost-effectiveness of Wrap’s operations. Today marks an exciting milestone as Kevin unveils his visionary roadmap for the future of Wrap, propelling the company into the next era of public safety solutions tailored to the evolving needs of our world.

With an unwavering commitment to innovation, Kevin's vision transcends the traditional notion of equipping law enforcement officers with products; he aims to revolutionize Wrap's core mission by addressing local and global public safety challenges head-on. "Our focus goes beyond mere product provision” said Kevin Mullins, CEO of Wrap Technologies. “We strive to deliver tangible solutions that address the real issues faced by our communities and the field of public safety."

Kevin underscores the escalating presence of diverse first responder scenarios in today's society. He specifically highlights the mounting mental health crisis, the pervasive challenges related to opioid and other substance use, as well as emotionally charged situations. A recent comprehensive study revealed that in New York City alone, the authorities receive over 100,000 calls annually concerning incidents involving emotionally disturbed persons. Furthermore, according to the CDC, nearly 75% of the almost 92,000 drug overdose deaths recorded in 2020 involved opioids. "These are the critical issues confronting our communities, and consequently, our dedicated public safety professionals," Kevin affirms. “Over 55% of our BolaWrap® deployments are related to mental health and substance abuse calls.”

Wrap understands that when officers respond to these incidents, the way they are managed and the amount of force used, carries immense implications for the relationship between public safety providers and the communities they serve. A recent study found that 98% of calls should not require higher uses of force like inflammatory sprays, conductive electricity weapons or firearms. Kevin goes on to say, “This is why Wrap will be laser focused on providing solutions guided by our no-harm tenet to provide better options to handle the vast majority of situations.” Kevin sites BolaWrap® as a prime example of device designed with the no-harm principle to enable the safe, remote restraint of individuals, particularly those in crisis.

Kevin adds that community members need to feel safe where they live, where they work, where they travel and where they send their loved ones for their education, and therefore Wrap will be driving conversations and solutions to ensure people feel safe.

Kevin emphasizes that “Only in a world where individuals have unwavering trust and confidence in public safety agencies to safeguard their personal safety and well-being, can there be a sense of security and peace within communities. That is what drives us at Wrap.”

For more information about Wrap Technologies and their public safety solutions, please visit www.wrap.com.

About Wrap
Wrap Technologies (Nasdaq: WRAP) is a global leader in innovative public safety technologies and services. Wrap develops creative solutions to complex issues and empowers public safety officials to protect and serve their communities through its portfolio of advanced technology and training solutions.

Wrap’s BolaWrap® Remote Restraint device is a patented, hand-held pre-escalation and apprehension tool that discharges a Kevlar® tether to temporarily restrain uncooperative suspects and persons in crisis from a distance. Through its many field uses and growing adoption by agencies across the globe, BolaWrap is proving to be an effective tool to help law enforcement safely detain persons without injury or the need to use higher levels of force.

Wrap Reality, the Company’s virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform providing first responders with the discipline and practice in methods of de-escalation, conflict resolution, and use-of-force to better perform in the field.

Wrap’s headquarters are in Tempe, Arizona. For more information, please visit wrap.com.

Connect with Wrap:
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Wrap on LinkedIn

Trademark Information

BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Forward Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including, without limitation, risks related to product development and commercialization, regulatory approvals, market acceptance, and other risks. Wrap Technologies undertakes no obligation to update these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Matt Glover and Tom Colton

Gateway Group, Inc.

949-574-3860

WRAP@gatewayir.com

Media Relations Contact:

Robert Collins and Zachary Kadletz

Gateway Group, Inc.

949-574-3860

WRAP@gatewayir.com